Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

June 3, 2014

Commissioners:

We have read the statements made by Annie’s, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Annie’s, Inc. dated June 1, 2014. We agree with the statements concerning our Firm in such Form 8-K. We make no comment as to the Company’s statements regarding the status of the remediation of its material weakness as described in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, Three Embarcadero Center, San Francisco, CA 94111

T: (415) 498 5000, F: (415) 498 7100, www.pwc.com/us